Exibit No. 99.1

Susan Spilka
Corporate Communications Director
(516) 315-7721
sspilka@wiley.com

William J. Pesce Retiring - Stephen M. Smith Will Become President & CEO
Effective May 1, 2011

Hoboken, NJ.  September 16, 2010.  Peter Booth Wiley, Chairman of the Board of Directors of John Wiley & Sons, Inc. (NYSE: JWa and JWb), announced today that William J. Pesce will be retiring on April 30, 2011, and Stephen M. Smith has been named as the Company’s next President and Chief Executive Officer and will become a member of its Board of Directors, effective May 1, 2011.  The Board of Directors will recommend Mr. Pesce for the slate of Director Candidates that will be voted on at the Annual Meeting of Shareholders in September 2011.

Mr. Wiley said, “The appointment of Steve Smith as Wiley‘s next President and CEO represents continuity of leadership.  Steve has been a highly influential member of our leadership team and a major contributor to the Company’s success.  His leadership skills and extensive experience in Asia and Europe, where he has been actively involved in all of our businesses, will be critically important to the Company’s continued success.  This appointment is the result of Wiley’s successful development of leadership talent, the Board’s thorough assessment of Steve’s career at the Company, and a careful review of internal and external candidates.”

Mr. Pesce added, “It has been a privilege leading this remarkable Company.  I’m most proud of the culture we’ve created at Wiley – a high performing culture that’s built on a solid foundation of trust, ethics, and integrity – a culture that values and respects our colleagues as human beings first, professionals second.  Steve Smith embraces that culture.  We’ve collaborated successfully for 18 years.  I value Steve’s ability to lead across organizational and geographic boundaries; his extensive experience with Wiley’s businesses globally; and his impressive track record recruiting and developing talent.”

Since May 1, 2009, Mr. Smith has served as Wiley’s Chief Operating Officer, responsible for the leadership of its worldwide publishing businesses.  He joined Wiley in 1992 as Vice President, Wiley Asia.  In 1995, he was promoted to the new position of Vice President, International Development.  He became Senior Vice President, International Development in 1996, when he also assumed corporate responsibility for Wiley Australia.  In May 2000, Wiley’s Professional/Trade business in Europe was added to his responsibilities.  In 2006, Mr. Smith became Chief Operating Officer of Wiley’s UK business and was appointed Senior Vice President, Wiley Europe in 2007, while continuing his role in Asia and Australia.

Mr. Smith said, “I am honored to become Wiley’s next President and CEO at such an exciting time in the Company’s evolution.  Wiley is well positioned to capitalize on growth opportunities around the world.  I am confident that the expertise, creativity, and dedication of our colleagues will enable us to build on Wiley’s long record of success.”

Prior to joining Wiley, Mr. Smith was President of Simon & Schuster’s UK Academic and Professional Group, with management responsibility for the European operations of Simon & Schuster and Prentice Hall.  During his time with Simon & Schuster, he also spent two years in the Middle East and six years as Managing Director of the Asian subsidiary in Singapore.  He received his B.S. from Oxford Brookes University.

Mr. Wiley added, “I want to take this opportunity to thank Will Pesce for his extraordinary leadership during his career at Wiley.  Upon his retirement, he will have served the Company for nearly 22 years, including 13 years as Wiley’s 10th President and Chief Executive Officer.  Will thoughtfully guided Wiley through the most significant changes in its 203-year history, including consummating the Company’s largest acquisition; capitalizing on investments in enabling technology to serve customers better; and generating record financial results.  Will has contributed enormously to Wiley’s nurturing and supportive culture, which is a tremendous source of competitive advantage for the Company.”

Mr. Pesce joined Wiley in 1989 as Vice President responsible for the Educational Publishing Group. He led the revitalization of Wiley’s Higher Education business, rebuilding its leadership team and dramatically improving its financial performance.  Mr. Pesce was promoted to Executive Vice President and Group President, Educational and International Publishing in 1996, accelerating Wiley’s development as a global enterprise.  He became Chief Operating Officer of the Company in 1997 and President and Chief Executive Officer in 1998, succeeding Charles Ellis, who recruited him to Wiley.  During his tenure, Mr. Pesce was instrumental in the Company’s transformative acquisitions; the launch of innovative online products and new business models; the relocation of Wiley’s global headquarters to Hoboken, New Jersey; and the achievement of record-setting financial results.  His passionate leadership strengthened Wiley’s culture and helped the Company earn numerous citations for publishing excellence, outstanding customer service and as a “Best Company to Work”.

About Wiley
Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for more than 200 years, helping people around the world meet their needs and fulfill their aspirations.  Wiley and its acquired companies have published the works of more than 400 Nobel laureates in all categories: Literature, Economics, Physiology or Medicine, Physics, Chemistry, and Peace.

Our core businesses publish scientific, technical, medical, and scholarly journals, encyclopedias, books and online products and services; professional/trade books, subscription products, training materials and online applications and Web sites; and educational materials for undergraduate and graduate students and lifelong learners.  Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada and Australia.  The Company's Web site can be accessed at www. wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.